EXHIBIT 99.1

December 20, 2017

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES SALE OF ACREAGE AND FURTHER DEVELOPMENTS

MIDLAND, TEXAS, DECEMBER 20, 2017 – Mexco Energy Corporation (NYSE MKT: MXC) today announced the sale of certain oil and gas properties in Ward and Midland Counties, Texas.

Mexco is to be paid approximately $1.9 million in cash from the sale of joint venture leasehold marginal producing working interests in several thousand acres located primarily in Ward, and to a minor extent, in Midland Counties, Texas.

Of these proceeds, approximately $1.518 million is to be applied to Mexco’s bank debt reducing its indebtedness to $950,000. Mexco’s debt to equity ratio will then be approximately 12%. Approximately 10% of the purchase price is being held in suspense pending payment of closing costs and resolution of title issues as to a small portion of the sale assets.

The President and Chief Financial Officer of the Company commented, “This sale indicates the substantial value of a number of Mexco’s remaining non-core oil and gas properties, which are held in the Permian Basin of West Texas. The potential market value of these non-core assets are neither reflected in Mexco’s oil and gas reserve estimates nor its book value.”

The Company currently expects to participate in the drilling and completion of fractional interests in approximately 31 horizontal wells, at an estimated aggregate cost of approximately $1.2 million for the fiscal year ended March 31, 2018, of which approximately $750,000 has been expended to date. The operators of these wells, in which Mexco has varying percentage interests, include McElvain Energy, Inc., Concho Resources, Inc., Marathon Oil Corporation, Mewbourne Oil Company, XTO Energy, Inc., and others. Production from several of these wells is expected to be delayed until the next quarter of the year due to delays in the availability of fracking crews. During Mexco’s fiscal year beginning April 1, 2017, to date approximately 80 wells have been drilled by other operators on Mexco’s fractional royalty interests.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2017. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.